Exhibit 99.1

AMERICREDIT ANNOUNCES EXTENSION AND AMENDMENT

OF MASTER WAREHOUSE CREDIT FACILITY AND

AMENDMENT OF THE MEDIUM TERM NOTE CONDUIT FACILITY

FORT WORTH, TEXAS November 10, 2003 – AMERICREDIT CORP. (NYSE: ACF) today announced the extension and amendment of its $1.95 billion multi-year master warehouse credit facility, which includes commitments from 12 lenders. The Class A-1 portion of this facility in the amount of $150 million now matures in November 2004. The remaining classes totaling $1.8 billion mature in November 2006. The Company uses warehouse credit facilities for short-term financing of its receivables until it permanently finances the receivables in securitization transactions.

In conjunction with the renewal, the Company amended certain covenants provided under the facility, including an increase in the maximum annualized portfolio net loss ratio to 9% from 8%. If the Company’s required credit enhancement levels are reduced in future asset-backed securitizations due to more favorable credit trends, the covenant will be lowered to 8.5%. Additionally, AmeriCredit amended the covenants related to annualized portfolio net losses and net liquidated receivables included in its $500 million medium term note conduit facility, which matures in February 2005, to conform to the changes in the master warehouse credit facility.

AmeriCredit is reiterating its previous guidance that the net loss ratio for the managed portfolio will remain in the 7.0 to 7.9 percent range for the next six months. However, the Company amended the related covenants to allow for portfolio seasoning and potential adverse developments such as unexpected weakness in the economy and used car values.

AmeriCredit Corp. is a leading independent middle-market auto finance company. Using its branch network and strategic alliances with auto groups and banks, the Company purchases retail installment contracts entered into by auto dealers with consumers who are typically unable to obtain financing from traditional sources. AmeriCredit has more than one million customers and approximately $14 billion in managed auto receivables. The Company was founded in 1992 and is headquartered in Fort Worth, Texas. For more information, visit www.americredit.com.

Except for the historical information contained herein, the matters discussed in this news release include forward-looking statements that involve risks and uncertainties detailed from time to time in the Company’s filings and reports with the Securities and Exchange Commission including the Company’s annual report on Form 10-K for the period ended June 30, 2003. Such risks include – but are not limited to – weakened economic conditions, adverse portfolio performance, declining wholesale values, reliance on warehouse financing and capital markets, fluctuating interest rates, increased competition, regulatory changes and exposure to litigation. These forward-looking statements are based on the beliefs of the Company’s management as well as assumptions made by and information currently available to Company management. Actual events or results may differ materially.

Contact:

Investor Relations		Media Relations
Kim Pulliam	Jason Landkamer	John Hoffmann
(817) 302-7009	(817) 302-7811	(817) 302-7627